        Exhibit 10.2

[_____], [____]
[__________]

Re: Senior Advisor Letter Agreement

Dear [____]:
Thank you for advising us of your intent to retire and providing the notice required under the “Modified Qualifying Retirement” provisions of your employment agreement. Thank you also for your agreement to stay on through [____] as a Senior Advisor to the Company. This letter agreement (“Agreement”) specifies the terms of the agreement we have reached. Certain capitalized terms used have the meanings set forth on the attached Exhibit A.

I.Terms of Employment. Effective [____], you will retire from your current role with the Company. At that time, and without a break in employment, you will transition to a position of Senior Advisor with the Company and will remain a Senior Advisor through [____] (the “Agreement Period”). The Company may offer to extend the Agreement Period, subject to your consent.

II.Intent of Agreement. It is the intent of the parties that your continued employment through the end of the Agreement Period will satisfy the continued employment requirements for “Modified Qualifying Retirement” under Section 5.1(c) of the Employment Agreement, so that upon the conclusion of the Agreement Period you will be eligible for the Modified Qualifying Retirement benefits provided your Employment Agreement, subject to your timely provision of a release of claims as provided therein. You acknowledge and agree that your transition to the position of Senior Advisor effective as of the effective date of your retirement from your current role is voluntary and at your election, and the changes in the terms of your employment as set forth in this Agreement will not give rise to your right to resign for “Good Reason” under the terms of your Employment Agreement.

III.Roles and Responsibilities. As a Senior Advisor, you will provide ongoing support and such other advisory services as may reasonably be requested from time to time by the Chief Executive Officer.

IV.Compensation. Your annualized base salary as a Senior Advisor during the Agreement Period shall be $[____]. You understand that in your capacity as Senior Advisor, you will remain classified as a full-time employee, albeit at the stated, reduced salary, and may continue to choose to participate in all employee benefit plans for which you are eligible in accordance with their terms. However, during the Agreement Period you will not be eligible to earn an Annual Bonus or otherwise participate in the Company’s Short Term Incentive Plan (commencing with the [____] plan year) and will not be eligible to receive any new LTIP equity awards. You will still be eligible to earn an Annual Bonus for the [____] plan year.
V.Effect on Continued Employment, Compensation, and Benefits. Nothing in this Agreement shall restrict your continuing participation in employee benefit plans of the Company for which

800 Gessner Road, Suite 600, Houston, TX 77024    | (713) 935-4800    |    skywardinsurance.com

you qualify. This Agreement is not intended to, nor does it modify the at-will employment relationship between you and the Company. Notwithstanding anything to the contrary in the Employment Agreement, the terms of this Agreement shall govern and supersede any inconsistent terms of the Employment Agreement with respect to the subject matter hereof.

To accept this Agreement, please sign where indicated below, and return no later than [____], [____], to me at pryan@skywardinsurance.com.

Sincerely,

                             /s/

ACKNOWLEDGED AND AGREED TO BY:

/s/

Date:

Exhibit A Definitions
“Annual Bonus” means an annual, calendar-year cash bonus (payable in a single lump sum) based on criteria determined in the sole discretion of the Board of Directors of the Company or a committee thereof.
“Code” means the Internal Revenue Code of 1986, as amended. “Company” means Skyward Specialty Insurance Group, Inc.
“Employment Agreement” means that certain Executive Employment Agreement, dated as of [____], [____], by and between the Company and you, as may be amended from time to time.

“LTIP” means the Company’s 2022 Long-Term Incentive Plan or any successor plan.